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        April 27, 1999


Lord Abbett Securities Trust
The GM Building
767 Fifth Avenue
New York, New York 10153-0203

Dear Sirs:

         You have requested our opinion in connection with your filing of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") under the Investment Company Act, as amended (the "Act"), of Lord Abbett Securities Trust, a Delaware business trust (the "Company"), and in connection therewith your registration of shares of capital stock, par value of $.001 per share, of the Company (the "Shares").

         We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.



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         We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Post-Effective Amendment and to the extent such Shares remain outstanding, the Shares have been and will be validly issued, fully paid and nonassessable.

         We express no opinion as to matters governed by any laws other than Chapter 38 of Title 12 of the Delaware Code entitled "Treatment of Delaware Business Trusts" and the federal laws of the United States. We consent to the filing of this opinion solely in connection with the Post-Effective Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            Debevoise & Plimpton


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CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Securities Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 31 to Registration Statement No. 33-58846 of our report dated December 11, 1998 for Lord Abbett Securities Trust - International Series appearing in the Annual Report to Shareholders for the year ended October 31, 1998, and to the references to us under the caption "Financial Highlights" in the Prospectus and under the captions "Investment Advisory and Other Services" and "Financial Statements" appearing in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
April 26, 1999